List of Subsidiaries
                              --------------------

                              GRILL CONCEPTS, INC.


         Name                                   State of Organization
        ------                                 ------------------------

Grill Concepts, Inc.                                 California
Uno Concepts of Cherry Hill, Inc.                    New Jersey
Uno Concepts of New Jersey, Inc.                     New Jersey
C.T.S. Investments, Inc.                             Pennsylvania
Grill Concepts D.C., Inc.                            District of Columbia
The Grill on the Alley, Inc.                         California
Emndee, Inc.                                         California
San Jose Grill LLC                                   California
Grill Concepts, Universal, Inc.                      California